UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(SECOND AMENDMENT)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	22-3192085
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification no.)

65 Hayden Avenue, Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

NONE	NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

ITEM 1. AMENDMENT TO DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

A description of the Preferred Stock Purchase Rights as previously registered is contained in Item 1 of the registration statement on Form 8-A of Cubist Pharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on August 2, 1999, as amended by the description contained in Item 1 of the Company’s registration statement on Form 8-A/A filed with the Commission on March 9, 2000 (the “Amended Form 8-A”).  Such description as found in the Amended Form 8-A is incorporated herein by reference.

The Preferred Stock Purchase Rights were issued pursuant to a Rights Agreement (the “Rights Agreement”), dated as of July 21, 1999, between the Company and BankBoston, N.A., as Rights Agent (the “Rights Agent”).  A copy of the Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

On March 3, 2000, the Company’s Board of Directors approved an amendment to the Rights Agreement.  The Company and the Rights Agent executed and delivered the First Amendment to Rights Agreement as of March 3, 2000 (“Amendment No. 1”) raising the Purchase Price (as defined in the Rights Agreement) from $20 to $490.  Except for conforming amendments to the Rights Certificate and Summary of Rights (as each term is defined in the Rights Agreement), no other amendments were made.  A copy of Amendment No. 1 is attached hereto as Exhibit 4.2 and is incorporated herein by reference.  A copy of the Form of Amended Rights Certificate, as amended by Amendment No. 1, is attached hereto as Exhibit 4.5 and incorporated herein by reference.  A copy of the Amended Summary of Rights, as amended by Amendment No. 1, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On March 20, 2002, the Company and the Rights Agent executed an Amendment to Rights Agreement (“Amendment No. 2”) that appointed EquiServe Trust Company, N.A. as successor Rights Agent and clarified the capital and surplus requirements for successor Rights Agents.  A copy of Amendment No. 2 is attached hereto as Exhibit 4.3 and incorporated herein by reference.

On August 2, 2005, the Company and the Rights Agent executed the Third Amendment to Rights Agreement (“Amendment No. 3”) to add a provision for a TIDE (three-year independent director evaluation) Committee.  The TIDE Committee will consist of independent members of the Board of Directors of the Company and will review and evaluate the Rights Agreement to consider whether it continues to be in the best interests of the Company, its stockholders and any other relevant constituencies of the Company (i) at least every three years and (ii) sooner if an acquisition proposal is made that the TIDE Committee believes would make such a review and evaluation appropriate.  Following each such review, the TIDE Committee will communicate its conclusions to the Company’s Board of Directors, including any recommendations as to whether the Rights Agreement should be modified or the Rights (as defined in the Rights Agreement) should be redeemed.  The Company’s Corporate Governance and Nominating Committee will serve as the TIDE Committee as long as its members satisfy the independence requirement.  A copy of Amendment No. 3 is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

ITEM 2. EXHIBITS.

4.1	Rights Agreement, dated as of July 21, 1999, between the Company and BankBoston, N.A., as Rights Agent.

4.2	First Amendment to the Rights Agreement, dated as of March 3, 2000, between the Company and Fleet National Bank (f/k/a BankBoston, N.A.), as Rights Agent.

4.3	Amendment to the Rights Agreement, dated as of March 20, 2002, between the Company and EquiServe Trust Company, N.A. (f/k/a Fleet National Bank f/k/a BankBoston, N.A.), as Rights Agent.

4.4	Third Amendment to the Rights Agreement, dated as of August 2, 2005 between the Company and EquiServe Trust Company, N.A. (f/k/a Fleet National Bank f/k/a BankBoston, N.A.), as Rights Agent.

4.5	Form of Amended Rights Certificate, included as Exhibit B to Exhibit 4.2 above.

99.1	Amended Summary of Rights, included as Exhibit C to Exhibit 4.2 above.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACUETICALS, INC.

	By:	/s/ Christopher D.T. Guiffre
Christopher D.T. Guiffre Senior Vice President, General Counsel & Secretary

Dated: August 5, 2005